Exhibit 99.1

CONTACT:	Patrick D. Spangler, CFO
ev3 Inc.
4600 Nathan Lane North
Plymouth, Minnesota 55442
(763) 398-7000
pspangler@ev3.net

ev3 Inc. Reports Second Quarter Financial Results

Net Sales Grow by 53% Compared to Year-Ago Period

– Conference Call Scheduled for Today at 5:00 p.m. EDT;

Simultaneous Webcast at www.ev3.net –

Plymouth, MN – August 2, 2005 – ev3 Inc. (NASDAQ:  EVVV), a global endovascular device company, reported today its financial results for its fiscal second quarter ended July 3, 2005, the company’s first full quarterly financial report since its initial public offering.

ev3’s net sales in the second quarter of 2005 were $31.5 million, an increase of 53% versus net sales of $20.6 million in the second quarter of 2004, and an increase of 14% compared to net sales of $27.7 million in the first quarter of 2005.  This growth was generated internally and reflected net sales growth in each of ev3’s reportable business segments and geographic markets.  New products and an expansion of the ev3 world-wide sales and distribution organization were the important growth drivers.  Reported net sales for ev3 include the consolidated net sales of the company’s majority-owned subsidiary, Micro Therapeutics, Inc. (NASDAQ:  MTIX), an endovascular device company focused on neurovascular disease and disorders.

For the six months ended July 3, 2005, ev3’s net sales were $59.2 million, an increase of 44% compared to net sales in the first six months of 2004.  Sales growth in the first half of 2005 also was generated internally and reflected net sales growth in each of ev3’s reportable business segments and geographic markets.

James Corbett, President and CEO of ev3 Inc. and Chairman of the Board of MTI, commented, “We are extremely pleased that ev3’s second quarter sales results reflected strength across the company’s broad lines of cardio peripheral and neurovascular products globally, while also continuing the acceleration in sales growth that commenced in the fourth quarter of 2004. We welcome our new shareholders who have joined ev3 as a result of our recent initial public offering, and we are confident that our strengthened cash position and balance sheet will support our growth and profitability objectives.”

Gross profit for the second quarter of 2005 increased 67% to $18.8 million from $11.2 million for the second quarter of 2004 while the gross margin percent increased to 59.5% from 54.5%. ev3’s improved gross margin percent reflects the benefits of recent plant consolidations and improving manufacturing yields for new products.  Gross profit includes net sales less cost of goods sold, exclusive of the amortization of intangible assets.

ev3’s net loss attributable to common shareholders for the second quarter of 2005 was $40.9 million or $4.60 per common share, compared to a second quarter 2004 net loss of $32.8 million or $18.29 per common share. ev3’s net loss attributable to common shareholders for the first six months of 2005 was $79.7 million or $13.95 per common share, compared to a net loss of $65.4 million or $37.36 per common share for the first six months of 2004.  Total weighted average shares outstanding used in the per share calculations were 8,877,898 for the second quarter of 2005 and 1,795,745 for the second quarter of 2004. ev3’s operating expenses for the first six months of 2005 included $0.8 million in expenses related to the company’s initial public offering, in-process research and development charges of $0.9 million and $1.7 million in stock-based compensation charges.

Corbett continued, “ev3’s operating losses continue to be impacted by the company’s investment in broad and innovative product lines and our significant world-wide sales and marketing infrastructure. We are committed to leveraging these investments as our revenue continues to increase.”

As of July 3, 2005 ev3 had 48,910,654 shares of common stock outstanding, reflecting the company’s initial public offering and conversion of outstanding demand notes and preferred membership units on June 21, 2005. In addition, on July 20, 2005, ev3 sold 205,800 shares of common stock pursuant to the over-allotment option granted to the underwriters in connection with its initial public offering, increasing the number of outstanding shares total to 49,116,454.  As a result of the initial public offering and sale of shares pursuant to the over-allotment option, ev3 received net proceeds totaling $155.5 million, of which $36.5 million was used to retire debt.  As of July 3, 2005 ev3 had cash and cash equivalents of $128.4 million and no long-term debt.

Sales Review

By segment, ev3’s second quarter net sales of cardio peripheral products were $19.2 million, representing an increase of 58% versus the year-ago quarter, and net sales of neurovascular products were $12.3 million, representing an increase of 47% versus the year-ago quarter.  On a geographic basis, ev3’s second quarter United States net sales were $15.9 million, representing an increase of 56% versus the year-ago quarter, and second quarter international net sales were $15.6 million, representing an increase of 51% versus the year-ago quarter.

Outlook

ev3 expects its sales in the third quarter and full year 2005 to be in the range of $32 to $35 million and $130 to $137 million, respectively.  ev3 also expects its quarterly operating losses to be reduced during the second half of 2005 as compared with its operating losses in the first six months of 2005.

Earnings Call Information

ev3 will host a conference call today beginning at 5:00 p.m. EDT to review its results of operations for the second quarter of 2005 and other recent events and to discuss its third quarter and full year 2005 business outlook.  Discussions during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements, clinical studies, regulatory status, and financial position, and comments the company may make about its future in response to questions from participants on the conference call.  Any interested party may listen to the conference call through a live audio Internet broadcast at www.ev3.net.  For those unable to listen to the live broadcast, a playback of the webcast will be available at www.ev3.net for approximately one year. Those without Internet access may join the call from within the U.S. by dialing 800-642-1687; outside the U.S. dial 706-645-9291, pass code 8233174.  A playback of the conference call will be available from 11:30 p.m. EDT, August 2, 2005 until noon on September 2, 2005..

ev3 and the ev3 logo are trademarks of ev3 Inc., registered in the U.S. and other countries.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties relate, but are not limited, to, in no particular order:  product demand and market acceptance, the impact of competitive products and pricing, and success of clinical testing.  More detailed information on these and additional factors which could affect ev3 Inc.’s operating and financial results are described in the company’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-1.  ev3 Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces.  Additionally, ev3 Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

ev3 Inc.

COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the six months ended
	July 3,	July 4,	July 3,	July 4,
	2005	2004	2005	2004

Net sales	$31,540	$20,569	$59,222	$41,149

Operating expenses
Cost of goods sold (a)	12,785	9,368	24,894	18,157
Sales, general and administrative (a)	32,297	23,520	64,157	47,957
Research and development (a)	11,891	10,589	22,217	19,743
Amortization of intangible assets	2,548	2,447	5,203	4,978
(Gain) loss on sale or disposal of assets, net	111	(1)	164	19
Acquired in-process research and development	868	—	868	—
Total operating expenses	60,500	45,923	117,503	90,854

Loss from operations	(28,960)	(25,354)	(58,281)	(49,705)

Other (income) expense:
Gain on sale of investments, net	(878)	(1,728)	(4,611)	(1,728)
Interest expense, net	6,078	4,458	11,786	10,613
Minority interest in loss of subsidiary	(705)	(1,315)	(726)	(5,072)
Other expense, net	1,828	206	2,920	106
Loss before income taxes	(35,283)	(26,975)	(67,650)	(53,624)

Income tax benefit	(61)	—	(59)	—

Net loss	(35,222)	(26,975)	(67,591)	(53,624)

Accretion of preferred membership units to redemption value	5,635	5,869	12,061	11,804

Net loss attributable to common shareholders	$(40,857)	$(32,844)	$(79,652)	$(65,428)

Net loss per common share attributed to common shareholders (basic and diluted) (b)	$(4.60)	$(18.29)	$(13.95)	$(37.36)

Weighted average common shares outstanding (b)	8,877,898	1,795,745	5,711,852	1,751,092

(a) Includes stock based compensation charges of:
Cost of goods sold	$135	$47	$247	$98
Sales, general and administrative	591	206	1,045	1,373
Research and development	189	182	434	398
	$915	$435	$1,726	$1,869

(b) Net loss per common share attributable to common shareholders reflects the June 21, 2005 1-for-6 reverse stock split for all periods presented.

ev3 Inc.

COMBINED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(unaudited)

	July 3,	December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$128,399	$20,131
Accounts receivable, less allowance of $3,233 and $2,694, respectively	22,128	18,956
Inventories	28,219	22,500
Prepaid expenses and other assets	6,030	4,576
Other receivables	2,549	2,446
Total current assets	187,325	68,609

Restricted cash	3,074	2,638
Property and equipment, net	13,030	9,130
Goodwill	94,456	94,514
Other intangible assets, net	30,844	31,851
Other assets	4,017	5,304
Total assets	$332,746	$212,046

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$11,703	$8,931
Accrued compensation and benefits	11,176	9,523
Accrued liabilities	14,300	13,821
Accrued acquisition consideration	—	3,750
Total current liabilities	37,179	36,025

Demand notes payable - related parties	—	299,453
Other long-term liabilities	561	702
Total liabilities	37,740	336,180

Commitments and contingencies	—	—

Class A preferred membership units: stated value $3.56; 24,040,718 units authorized; issued and outstanding: zero and 24,040,718, respectively	—	95,105
Class B preferred membership units: stated value $3.56; 41,077,336 units authorized; issued and outstanding: zero and 41,077,336, respectively	—	158,923

Minority interest	13,754	16,310

Stockholders’ equity (deficit)

Members’ capital	—	47,927
Common stock: $0.01 par value; 100,000,000 shares authorized; issued and outstanding: 48,910,654 and zero, respectively	489	—
Additional paid in capital	801,252	—
Accumulated deficit	(520,208)	(440,705)
Accumulated other comprehensive loss	(281)	(1,694)
Total stockholders’ equity (deficit)	281,252	(394,472)
Total liabilities and stockholders’ equity (deficit)	$332,746	$212,046

ev3 Inc.

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands, except per share amounts)(unaudited)

	For the six months ended
	July 3,	July 4,
	2005	2004
Operating activities
Net loss	$(67,591)	$(53,624)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	7,340	6,990
Provision for bad debts	327	278
Provision for inventory obsolescence	1,156	264
Acquired in-process research and development	868	—
Loss on disposal of assets	157	19
Amortizaton of beneficial conversion feature and non-cash interest expense	—	1,857
Gain on sale of investment	(4,611)	(1,728)
Stock compensation expense	1,726	1,869
Minority interest in loss of subsidiary	(726)	(5,072)
Increase (decrease) in cash resulting from changes in operating assets and liabilities
Accounts receivable	(3,965)	(3,847)
Inventories	(6,980)	(4,534)
Prepaids and other assets	102	(667)
Accounts payable	3,024	3,672
Accrued expenses and other liabilities	2,509	292
Accrued interest on notes payable	12,156	8,752
Net cash used in operating activities	(54,508)	(45,479)

Investing activities
Purchase of property and equipment	(6,119)	(1,483)
Purchase of patents and licenses	(982)	(571)
Proceeds from sale of property and equipment	8	—
Proceeds from sale of investments	4,611	1,728
Acquisitions, net of cash acquired	(1,626)	(3,750)
Restricted cash	(221)	(31)
Other	894	—
Net cash used in investing activities	(3,435)	(4,107)

Financing activities
Issuance of demand notes payable	49,100	30,840
Payments on demand notes payable	(36,475)	—
Proceeds from issuance of notes payable, net of costs	—	21,008
Proceeds from exercise of stock options	660	79
Proceeds from issuance of subsidiary stock to minority shareholders	227	178
Procees from initial public offering, net	152,713	—
Other	—	(827)
Net cash provided by financing activities	166,225	51,278

Effect of exchange rate changes on cash	(14)	(8)

Net increase in cash and cash equivalents	108,268	1,684
Cash and cash equivalents, beginning of year	20,131	23,625
Cash and cash equivalents, end of year	$128,399	$25,309

ev3 Inc.

SELECTED SALES INFORMATION

(Dollars in thousands, except per share amounts)

(unaudited)

SALES BY SEGMENT

	For the three months ended		For the six months ended
	July 3,	July 4,	July 3,	July 4,
	2005	2004	2005	2004
Cardio Peripheral
Stents	$8,781	$4,681	$15,879	$10,005
Thrombectomy and embolic protection	3,223	1,835	6,461	3,935
Procedural support and other	7,204	5,647	13,709	11,792
Total Cardio Perpheral	19,208	12,163	36,049	25,732
Neurovascular
Embolic products	4,219	3,209	8,197	5,487
Neuro access and delivery products	8,113	5,197	14,976	9,930
Total Neurovascular	12,332	8,406	23,173	15,417
Total Company	$31,540	$20,569	$59,222	$41,149

SALES BY GEOGRAPHY

	For the three months ended		For the six months ended
	July 3,	July 4,	July 3,	July 4,
	2005	2004	2005	2004

United States	$15,939	$10,212	$30,060	$20,710
International	15,601	10,357	29,162	20,439

Total net sales	$31,540	$20,569	$59,222	$41,149

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